Exhibit 99.1

COMPANY CONTACT: Endologix, Inc. John McDermott President and CEO (949) 595-7200 www.endologix.com	INVESTOR CONTACTS: Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100 www.lhai.com
ENDOLOGIX NAMES JOHN McDERMOTT PRESIDENT AND CEO
IRVINE, Calif. (May 12, 2008) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced that John McDermott (age 47) has been named President, Chief Executive Officer and a director of the Company, effective May 12, 2008. Paul McCormick, the Company’s previous President and Chief Executive Officer, will remain a director of Endologix.
Mr. McDermott brings to Endologix nearly 20 years of executive management, sales, marketing and finance experience in the vascular device industry. From 2002 to 2007 he served as President of Bard Peripheral Vascular, a division of C.R. Bard, Inc., that earned several corporate awards for global sales growth, business development, income growth and sales from new products during his tenure.
Mr. McDermott previously was President of Global Sales for C.R. Bard’s vascular surgery and endovascular businesses. In this capacity, he managed a worldwide direct sales force with more than 200 representatives. Prior to that he served four years as President of C.R. Bard division IMPRA, Inc., where he was responsible for global operations, including sales, marketing, research and development, manufacturing and finance. From 1990 to 1996 he was Chief Financial Officer and later Vice President and Chief Operating Officer of IMPRA, Inc., prior to its acquisition by C.R. Bard.
“The board of directors selected John to serve as President and CEO following an extensive nationwide search, and we are truly fortunate to find a professional with his proven leadership skills. We are confident that John has the ideal professional background to take our Company to the next level. I have known John for nearly 10 years and have the utmost respect for his integrity and knowledge of the vascular surgery market,” said Endologix Chairman Franklin D. Brown. “Speaking for the entire board of directors, we offer sincere thanks to Paul McCormick for his outstanding leadership and his many accomplishments.”
Commenting on his appointment, Mr. McDermott said, “The opportunity at Endologix is tremendous as we work to leverage a premier endovascular technology in a growing market. I look forward to working with my new colleagues and the Endologix board to support growing sales of the Powerlink System, while continuing to commercialize additional high-value products based on the Powerlink platform and other technologies at Endologix.”

11 Studebaker    ●    Irvine, CA 92618
949.595-7200    ●    Fax: 949.457-9561
www.endologix.com

Mr. McCormick said, “I have known John personally for many years and am impressed with his outstanding leadership qualities, experience and record of success in the peripheral vascular arena. We have made considerable progress at Endologix during my 10 year tenure, from product conception, through the clinical and regulatory processes, and on to establishing manufacturing capabilities. We have assembled a first-rate organization and are selling the Powerlink System in the U.S. and Europe, as well as in key Latin American markets and Japan. I look forward to continuing my association with Endologix as a board member, and to assisting John during a brief period of transition.”
In connection with Mr. McDermott’s commencement of employment, Endologix granted to him 500,000 shares of restricted stock and options to acquire 500,000 shares, both vesting over four years. The shares and options were granted under Endologix’ 2006 Stock Incentive Plan, which was recently expanded by the Board of Directors.
Mr. McDermott holds an M.B.A. in marketing and international business from Western International University in Phoenix, Arizona, and a B.S. in Finance from Arizona State University. He has been an active leader within the vascular community and was formerly on the board of directors of the International Society of Endovascular Specialists (ISES) and the Vascular Disease Foundation.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements relating to the continued growth of Endologix’s business, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
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11 Studebaker    ●    Irvine, CA 92618
949.595-7200    ●    Fax: 949.457-9561
www.endologix.com